EXECUTION VERSION

Exhibit 3.1

SECOND AMENDMENT TO

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

REDWOOD MORTGAGE INVESTORS VIII,
A CALIFORNIA LIMITED PARTNERSHIP

This Second Amendment to Sixth Amended and Restated Limited Liability Partnership Agreement (“Amendment”) of Redwood Mortgage Investors, VIII, a California limited partnership (“Partnership”), is adopted by Michael R. Burwell and Redwood Mortgage Corp., a California corporation (collectively, the “General Partners”), as of July 20, 2023 (the “Effective Date”).

The Partnership is currently governed by that certain Sixth Amended and Restated Limited Partnership Agreement dated July 28, 2005, as amended on April 24, 2023 (as so amended, the “Agreement”). All capitalized terms not otherwise defined in this Amendment have the meanings given in the Agreement.

The General Partners desire to amend the Agreement pursuant to Section 12.4(h) of the Agreement to clarify that in light of the mandatory application of the California Uniform Limited Partnership Act of 2008 (as amended to date and as may be further amended, the “2008 Act”), the Agreement shall be amended to delete certain references to prior statutes as appropriate.

AMENDMENT

NOW THEREFORE, the General Partners hereby amend the Agreement in accordance with the following terms and conditions:

Amendments. The Agreement is hereby amended as follows.

(a) Section 3.15 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.15 Dissenting Limited Partners’ Rights. If the Partnership participates in any acquisition of the Partnership by another entity, any combination of the Partnership with another entity through a merger or consolidation, or any conversion of the Partnership into another form of business entity (such as a corporation) that requires the approval of the outstanding limited partnership interest, the result of which would cause the other entity to issue securities to the Limited Partners, then each Limited Partner who does not approve of such reorganization (the “Dissenting Limited Partner”) may require the Partnership to purchase for cash, at its fair market value, the interest of the Dissenting Limited Partner in the Partnership in accordance with the applicable provisions of Article 11.5 of Chapter 4.5 of Title 2 of the California Corporations Code (the California Uniform Limited Partnership Act of 2008), as amended to date and as the same may be further amended (the “2008 Act”). The Partnership, however, may itself convert to another form of business entity (such as a corporation, trust or association) if the conversion will not result in a significant adverse change in (i) the voting rights of the Limited Partners, (ii) the termination date of the Partnership (currently, December 31, 2032, unless terminated earlier in accordance with the Partnership Agreement), (iii) the compensation payable to the General Partners or their Affiliates, or (iv) the Partnership’s investment objectives.”

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(b) Section 4.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.8 Meetings. The General Partners, or Limited Partners representing ten percent (10%) of the outstanding Limited Partnership Interests, may call a meeting of the Partnership and, if desired, propose an amendment to this Agreement to be considered at such meeting. If Limited Partners representing the requisite Limited Partnership Interests present to the General Partners a statement requesting a Partnership meeting, the General Partners shall fix a date for such meeting and shall, within twenty (20) days after receipt of such statement, notify all of the Limited Partners of the date of such meeting and the purpose for which it has been called. Unless otherwise specified, all meetings of the Partnership shall be held at 2:00 P.M. at the office of the Partnership, upon not less than ten (10) and not more than sixty (60) days written notice. At any meeting of the Partnership, Limited Partners may vote in person or by proxy. A majority of the Limited Partners, present in person or by proxy, shall constitute a quorum at any Partnership meeting. Any question relating to the Partnership which may be considered and acted upon by the Limited Partners hereunder may be considered and acted upon by vote at a Partnership meeting, and any consent required to be in writing shall be deemed given by a vote by written ballot. Except as expressly provided above, additional meeting and voting procedures shall be in conformity with the provisions of the 2008 Act.”

Purpose & Effect of Amendment. The purpose of this Amendment is to cure any ambiguity that may exist with respect to references in the Agreement to certain statutes existing prior to the enactment of the 2008 Act, pursuant to the authority vested in the General Partners pursuant to Section 12.4(h) of the Agreement. Except as expressly amended in accordance herewith, the Agreement shall remain in full force and effect without change or modification.

3. Execution & Authority. This Amendment shall be executed by the General Partners without the vote or consent of the Limited Partners as authorized in Section 12.4(h) of the Agreement and, upon such execution, shall be immediately effective as of the Effective Date.

GENERAL PARTNERS:	REDWOOD MORTGAGE CORP., a California Corporation By: /s/ Michael R. Burwell Michael R. Burwell, President
__________________________________________________ Michael R. Burwell

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